Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:
Anne Bork
(248) 447-5914

Media:
Andrea Puchalsky
(248) 447-1651

Lear Posts Record Third Quarter Net Sales of $3.9 Billion

     Southfield, Mich., October 21, 2004 — Lear Corporation [NYSE: LEA], one of the world’s largest automotive interior systems suppliers, today reported financial results for the third quarter of 2004 and provided fourth quarter 2004 guidance as well as a directional outlook for 2005.

Third Quarter Highlights:

•	Record net sales of $3.9 billion, up 12% from a year ago

•	Reported net income of $1.32 per share, including a $0.22 benefit from a favorable prior years’ tax settlement

•	Solid financial results in Europe; on-track for continued improvement

•	Integration of terminals and connectors acquisition proceeding well

     For the third quarter of 2004, Lear posted record net sales of $3.9 billion and net income of $91.7 million, or $1.32 per share, including a $0.22 benefit from a prior years’ tax settlement. These results compare to net sales of $3.5 billion and net income of $76.1 million, or $1.10 per share, for the third quarter of 2003.

     “Despite escalating raw material and energy prices, the Lear team remained focused on meeting the requirements of our customers and delivering value to our shareholders,” said Bob Rossiter, Lear Chairman and Chief Executive Officer. “We continue to invest in the business on a global basis, and I am pleased that the aggressive actions we have taken to improve our operations in Europe are paying off.”

     Net sales rose $406 million, or 12%, from the comparable period last year. The sales increase reflects primarily the addition of new business globally and the impact of foreign currency, offset in part by unfavorable vehicle production mix.

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     Net income per share was $1.32 in the quarter compared with $1.10 a year earlier. The improvement reflects primarily a $0.22 benefit from a prior years’ tax settlement. Favorable operating performance and a stronger level of new business were offset by unfavorable vehicle production mix and increasing commodity costs.

     Free cash flow was $40.8 million for the third quarter of 2004. (Net cash provided by operating activities was $131.9 million. A reconciliation of free cash flow to net cash provided by operating activities is provided in the supplemental data page.)

Fourth Quarter and Full Year 2004 Guidance

     For the fourth quarter of 2004, net sales are expected to be approximately $4.1 billion, down about 3% from a year ago, reflecting lower Big Three production volumes in North America and unfavorable vehicle production mix in Europe. Net income per share is expected to be in the range of $1.70 to $1.80, reflecting the lower net sales, the impact of higher commodity costs and the investment in structural cost reductions. Full year net income per share is expected to be in the range of $5.97 to $6.07. The fourth quarter and full year effective tax rate is expected to be in the 24% range.

     Lear’s 2004 industry production planning assumptions are now 15.8 million units for North America and 18.5 million units for Europe (16.1 million for Western Europe). Full year capital spending is forecasted to be approximately $400 million, with depreciation of about $365 million. Free cash flow is expected to be approximately $300 million, with interest expense of about $165 million.

Directional 2005 Outlook

     For 2005, net sales are anticipated to be a record, increasing in the range of 5% to 7%, supported by Lear’s largest-ever annual backlog. Operating earnings are expected to increase in the range of 5% to 10%, compared with 2004. Additional financial details for 2005 will be released in January 2005.

     Lear will webcast its third quarter earnings conference call through the Investor Relations link at www.lear.com at 9:00 a.m. EDT on October 21, 2004. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-706-679-3323 (international). The audio replay will be available two hours following the call at 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and will be available until November 5, 2004, with a Conference I.D. of 41513.

     Lear Corporation, a FORTUNE 500 company headquartered in Southfield, Michigan, USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $15.75 billion in 2003, Lear is one of the world’s largest automotive interior systems suppliers. The Company’s world-class products are designed, engineered and manufactured by more than 110,000 employees. At December 31, 2003, Lear had 289 facilities located in 34 countries. Further information about Lear and its products is available on the internet at www.lear.com.

Use of Non-GAAP Financial Information

     In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “free cash flow” (a non-GAAP financial measure). Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.

     Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses free cash flow for planning and forecasting in future periods.

     Free cash flow should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or other discretionary uses. Also, free cash flow, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

     For a reconciliation of free cash flow to net cash provided by operating activities, see the supplemental data page which, together with this press release, has been posted on the Company’s website through the Investor Relations link at www.lear.com.

Forward-Looking Statements

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which the Company operates, including changes in interest rates and fuel prices, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the impact and timing of program launch costs, the costs and timing of facility closures or similar actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, fluctuations in foreign exchange rates, adverse changes in economic conditions or political instability in the jurisdictions in which the Company operates, competitive conditions impacting the Company’s key customers, raw material cost and availability, the Company’s ability to successfully integrate the recently acquired terminals and connectors operations, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in free cash flow and other risks described from time to time in the Company’s Securities and Exchange Commission filings.

     In addition, the fourth quarter and full year 2004 per share earnings guidance is based on an assumed 69.8 million and 70.0 million shares outstanding, respectively, and does not reflect the adoption of Emerging Issues Task Force (“EITF”) 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share.” The Company will adopt EITF 04-08 in the fourth quarter of 2004. As a result, the impact of the assumed conversion of the outstanding convertible senior notes is expected to reduce fourth quarter and full year 2004 per share earnings by approximately $0.08 and $0.26 — $0.27, respectively.

     The forward-looking statements in this news release are made as of the date hereof, and the Company does not assume any obligation to update them.

Lear Corporation and Subsidiaries
Consolidated Statements of Income

(Unaudited; in millions, except per share amounts)

	Three Months Ended
	October 2,	September 27,
	2004	2003
Net sales	$3,897.8	$3,491.5
Cost of sales	3,577.6	3,187.8
Selling, general and administrative expenses	161.1	140.6
Interest expense	43.3	44.0
Other expense, net	10.0	13.4

Income before income taxes	105.8	105.7
Income taxes	14.1	29.6

Net income	$91.7	$76.1

Basic net income per share	$1.34	$1.13

Diluted net income per share	$1.32	$1.10

Weighted average number of shares outstanding — basic	68.3	67.1

Weighted average number of shares outstanding — diluted	69.7	69.0

Lear Corporation and Subsidiaries
Consolidated Statements of Income

(Unaudited; in millions, except per share amounts)

	Nine Months Ended
	October 2,	September 27,
	2004	2003
Net sales	$12,673.9	$11,491.4
Cost of sales	11,635.2	10,525.9
Selling, general and administrative expenses	487.5	428.8
Interest expense	121.6	144.7
Other expense, net	38.9	40.6

Income before income taxes	390.7	351.4
Income taxes	91.5	103.3

Net income	$299.2	$248.1

Basic net income per share	$4.37	$3.74

Diluted net income per share	$4.26	$3.65

Weighted average number of shares outstanding — basic	68.5	66.3

Weighted average number of shares outstanding — diluted	70.2	68.1

Lear Corporation and Subsidiaries
Consolidated Balance Sheets

(In millions)

	October 2,	December 31,
	2004	2003
	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$501.6	$169.3
Accounts receivable	2,516.2	2,200.3
Inventories	683.8	550.2
Recoverable customer engineering and tooling	171.1	169.0
Other	324.9	286.6

	4,197.6	3,375.4

Long-Term:
PP&E, net	1,930.4	1,817.8
Goodwill, net	2,968.1	2,940.1
Other	480.4	437.7

	5,378.9	5,195.6

Total Assets	$9,576.5	$8,571.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Short-term borrowings	$24.1	$17.1
Accounts payable and drafts	2,614.4	2,444.1
Accrued liabilities	1,250.7	1,116.9
Current portion of long-term debt	612.6	4.0

	4,501.8	3,582.1

Long-Term:
Long-term debt	1,854.1	2,057.2
Other	708.0	674.2

	2,562.1	2,731.4

Stockholders’ Equity	2,512.6	2,257.5

Total Liabilities and Stockholders’ Equity	$9,576.5	$8,571.0

Lear Corporation and Subsidiaries
Supplemental Data

(Unaudited; in millions, except content per vehicle data)

	Three Months Ended
	October 2,	September 27,
	2004	2003
Net Sales
North America	$2,113.3	$2,089.3
Europe	1,494.5	1,228.5
Rest of World	290.0	173.7

Total	$3,897.8	$3,491.5

Content Per Vehicle *
North America	$592	$581
Total Europe	$366	$309
Western Europe	$395	$327

Free Cash Flow **
Net cash provided by operating activities	$131.9	$102.3
Net change in sold accounts receivable	—	51.3

Net cash provided by operating activities before net change in sold accounts receivable	131.9	153.6
Capital expenditures	(91.1)	(76.9)

Free cash flow	$40.8	$76.7

Depreciation	$86.8	$82.6

	Nine Months Ended
	October 2,	September 27,
	2004	2003
Net Sales
North America	$6,986.7	$7,002.3
Europe	4,922.1	4,015.7
Rest of World	765.1	473.4

Total	$12,673.9	$11,491.4

Content Per Vehicle *
North America	$583	$592
Total Europe	$354	$300
Western Europe	$378	$312

Free Cash Flow **
Net cash provided by operating activities	$444.0	$359.6
Net change in sold accounts receivable	70.4	190.9

Net cash provided by operating activities before net change in sold accounts receivable	514.4	550.5
Capital expenditures	(283.7)	(214.2)

Free cash flow	$230.7	$336.3

Depreciation	$256.9	$234.7

*	Content Per Vehicle for 2003 has been updated to reflect actual production levels.

**	See “Use of Non-GAAP Financial Information” included in this news release.